Exhibit 5.3

London Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS T +44 20 7936 4000 (Switchboard) F ++44 20 7108 7353 LDE No 23 www.freshfields.com

Carnival plc

100 Harbour Parade

Southampton

Hampshire

United Kingdom

SO15 1ST

Carnival Corporation

3655 N.W. 87th Avenue

Miami

FL 33178-2428

28 October 2019

Dear Sir/Madam

Registration Statement on Form S-3 ASR

Introduction

1.    In connection with the joint registration statement dated 9 March 2018 (the Registration Statement) under the Securities Act 1933 (the Act) on Form S-3 ASR of Carnival Corporation, a corporation organised under the laws of the Republic of Panama (Carnival Corporation) and Carnival plc, a public limited company incorporated under the laws of England and Wales (the Company), we have been requested to render our opinion on certain matters in connection with the issuance of certain securities which are registered under the Registration Statement.

2.    The Registration Statement relates to the registration under the Act of the issuance of, inter alia, Carnival plc’s senior debt securities consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency (the Senior Debt Securities) and a guarantee by Carnival Corporation of the Company’s contractual monetary obligations under the Senior Debt Securities pursuant to sections 15.1 and 15.2 of the Base Indenture and the Supplemental Indenture, as applicable (each as defined below).

3.    We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)

a copy of the Underwriting Agreement dated 21 October 2019 relating to the sale of up to €600,000,000 of Carnival plc’s 1.000% Senior Notes Due 2029 (the Notes), guaranteed by Carnival Corporation (the Notes together, with the guarantees thereof, being the Securities) (the Underwriting Agreement);

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(b)

a copy of the indenture dated 28 October 2019 between the Company, Carnival Corporation and U.S. Bank National Association (the Base Indenture) as supplemented by the Supplemental Indenture, dated 28 October 2019 (the Supplemental Indenture) (the Base Indenture and the Supplemental Indenture being the Indenture);

(c)	the Securities issued on 28 October 2019 (the Securities);

(d)	a copy of the Registration Statement;

(e)	a copy of the prospectus supplement relating to the Securities dated 21 October 2019 (together with the base prospectus included in the Registration Statement, the Prospectus);

(f)	a copy of the agency agreement dated 28 October 2019 between the Company, Carnival Corporation and Elavon Financial Services Limited (the Agency Agreement);

(g)	a copy of the current Articles of Association of the Company in force as at 25 October 2019;

(h)

a copy of the Company’s Certificate of Incorporation dated 19 July 2000 and the Company’s Certificate of Incorporation on Change of Name dated 17 April 2003, each issued by the Registrar of Companies of England and Wales;

(i)

a search carried out on 25 October 2019 (carried out by us or by Legalinx Limited, trading as GlobalX on our behalf) of the public documents of the Company kept at the Registrar of Companies of England and Wales (the Company Search);

(j)	a certificate issued to us by the corporate counsel of the Company dated 28 October 2019 (the Certificate);

(k)

an extract of minutes of a written consent of the debt committee of the Company and Carnival Corporation dated as of 25 September 2019 authorising entry into the Underwriting Agreement, the Indenture, the Agency Agreement and the Prospectus and the taking of any actions required by the related transaction or the issuance and sale of the Securities; and

(l)

extracts of minutes of meetings of the board of directors of the Company and Carnival Corporation held on 17 January 2018 and 17 April 2019 approving, inter alia, the issuance and sale of the Company’s debt securities guaranteed by the Carnival Corporation in the United States from time to time,

(together the Documents) and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

Assumptions

4.    In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

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(c)	Drafts: that where a document has been examined by us in draft or specimen form, it will be or has been duly executed and delivered in the form of that draft or specimen;

(d)	Certificate: that each of the statements contained in the Certificate and in the attachments thereto is true and correct as at the date hereof;

(e)

Indenture and Agency Agreement: that the Indenture and the Agency Agreement have been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of the Company, the laws of England);

(f)

Binding nature of the Documents to which the Company is party: that the Documents to which the Company is party constitute or will constitute (as applicable) legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws including the laws of the State of New York by which it is expressed to be governed (other than, in the case of the Company, the laws of England);

(g)

Arm’s length nature of the Documents to which the Company is party: that the Documents to which the Company is party have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(h)	Performance of the Documents to which the Company is party: that the Documents to which the Company is party will be performed in accordance with their terms;

(i)

Authorisation of the Documents to which the Company is party: that the directors of the Company in authorising execution of the Documents to which the Company is party have exercised their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company;

(j)	Delivery of the Documents to which the Company is party: that the Documents to which the Company is party have been delivered by the Company;

(k)

Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(l)

Winding Up Enquiry: that the information revealed by our oral enquiry on 25 October 2019 of the Central Registry of Winding Up Petitions (the Winding Up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

(m)

Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(n)

Representations: that the representations and warranties by the parties in the Documents in any case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

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(o)

Financial crime, antitrust and criminal cartel, sanctions and human rights etc.: that the parties to the Underwriting Agreement, the Indenture, the Agency Agreement and the Securities and all persons representing them have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations which may affect such Documents, and that performance and enforcement of such Documents is, and will continue to be, consistent with all such laws and regulations;

(p)

Board Meetings: that all meetings of the board of directors of the Company required by law or regulation or pursuant to the provisions of the Articles of Association of the Company were properly constituted and convened, quorate throughout and properly held and the extract of the minutes of that meeting referred to in paragraph 3(l) above is a true and accurate description of the resolution passed at that meeting and the resolution remains in force and has not been revoked, rescinded or amended and is in full force and effect and that all applicable provisions contained in the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of the Company relating to the disclosure of directors’ interests and the power of interested directors to vote at such meetings were duly observed;

(q)

Directors’ powers: that the directors of the Company in authorising execution of the Underwriting Agreement, the Indenture, the Agency Agreement, the Prospectus and the Securities have exercised their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company;

(r)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

(s)

Insolvency: that in respect of each of Carnival Corporation and the Company, as applicable, at the time of the issue and sale of the Securities: (i) no proposal had been made for a voluntary arrangement, and no moratorium had been obtained under the Insolvency Act 1986 or any preceding or equivalent legislation; (ii) no notice had been given in relation to any voluntary winding-up resolution, nor any such resolution passed; (iii) no application had been made or petition presented to a court, and no order had been made by a court, for the winding-up or administration of the Company or Carnival Corporation, and no step had been taken to dissolve the Company or Carnival Corporation; (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer had been appointed in relation to either the Company or Carnival Corporation or any of their assets or revenues, and no notice had been given or filed in relation to the appointment of such an officer; and (v) no insolvency proceedings or analogous procedures had been commenced in any jurisdiction outside England and Wales; and

(t)

Other Consents: that all other consents, licences, approvals, notices, filings, recordations, publications and registrations required by law or regulation or pursuant to the provisions of the Articles of Association of the Company have been made or obtained, or will be made or obtained within the period permitted or required by such laws, regulations or provisions.

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Opinion

5.    Based and relying solely upon the foregoing and the matters set out in paragraphs 6 and 7 below and excluding any matters not disclosed to us, we are of the opinion that:

(a)

the Company has been duly incorporated and registered in England and Wales as a public limited company and the Company Searches revealed no order for the winding-up of the Company and revealed no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator and our Winding-Up Enquiries have confirmed that no petition for the winding-up of the Company has been presented within the period of six months covered by such enquiries;

(b)	the Securities, the Agency Agreement and the Indenture have been duly executed by the Company; and

(c)

the Company had the corporate power and capacity (which has not been revoked) to enter into, deliver and perform its obligations under the Securities, the Agency Agreement and the Indenture and the execution, delivery and performance of the Securities, the Agency Agreement and the Indenture has been duly authorised by all necessary corporate actions on the part of the Company and the execution, delivery and performance of the Securities, the Agency Agreement and the Indenture does not violate the Articles of Association or any other relevant organisational documents of the Company or the laws of England and Wales applicable thereto.

Qualifications

6.    Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding up order has been made or a resolution passed for the winding up of a company;

(ii)	an administration order has been made;

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiches of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)

Winding Up Enquiry: the Winding Up Enquiry relates only to the presentation of: (i) a petition for the making of a winding up order or the making of a winding up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding up or administration order granted, because:

(i)	details of a winding up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding Up Petitions immediately;

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(ii)

in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding Up Petitions;

(iii)

a winding up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding up petitions, the Central Registry of Winding Up Petitions may not have records of winding up petitions issued prior to 1994;

(c)

no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

(d)	we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law; and

(e)

this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

Observations

7.    We should also like to make the following observations:

(a)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to the Registration Statement or any other document referred to herein, or that no material facts have been omitted therefrom; and

(b)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

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8.    This opinion is limited to English law as currently applied by the English courts. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law.

9.    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

10.    This opinion is given to you for your benefit and for the purposes of the Registration Statement. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement. Your reliance on the matters addressed in this opinion letter is on the basis that any associated recourse is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right. The restrictions in the previous sentences apply to any claim, whether in contract, tort (including negligence) for breach of statutory duty, or otherwise, but they do not apply in the case of our wilful misconduct or fraud or where and to the extent prohibited by applicable law and regulation (including without limitation, the rules of professional responsibility governing the practice of law).

GOVERNING LAW AND JURISDICTION

11.    This opinion and any non-contractual obligations arising out of or in relation to this opinion shall be governed by English law.

12.    The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaim) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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